Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Form 8-K/A dated September 13, 2024 of Smurfit Westrock plc of our report dated February 14, 2024, with respect to the consolidated financial statements of Smurfit Westrock Limited, which report appears in the registration statement (No. 333-278185) of Smurfit Westrock Limited dated April 26, 2024.

/s/ KPMG

Dublin, Ireland

September 13, 2024